Exhibit 99.2

PRESS RELEASE

Contact:	Paul Surdez (609) 452 4807 www.covance.com

COVANCE BOARD AUTHORIZES $300 MILLION STOCK BUYBACK

Princeton, New Jersey, January 25, 2012 — Covance Inc. (NYSE: CVD) said today that its Board of Directors has authorized the repurchase of up to $300 million of its outstanding common stock. This authorization is in addition to the approximately 800,000 shares remaining under a previously-announced repurchase authorization and currently represents approximately ten percent of the Company’s common stock. Any purchases under this buyback would be dependent upon business and market conditions and other factors.  The stock purchases may be made from time to time and may be made through a variety of methods including open market purchases, privately negotiated transactions, block trades, and 10b5-1 plans.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $2 billion, global operations in more than 30 countries, and more than 11,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories, fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.